Exhibit 2.4



                             STOCKHOLDERS AGREEMENT


     STOCKHOLDERS AGREEMENT, dated as of November __, 1997 (this "Agreement"), by and among Access Solutions International, Inc., a Delaware corporation ("Access"), and each of the other parties signatory hereto (each a "Stockholder" and, collectively, the "Stockholders").

                                   W I T N E S S E T H:

     WHEREAS, concurrently herewith, Access, PaperClip Acquisition Corp., a wholly-owned subsidiary of Access ("Acquisition"), and PaperClip Software, Inc., a Delaware corporation (the "Company"), are entering into an Agreement and Plan of Merger (as such agreement may hereafter be amended from time to time, the "Merger Agreement"; initially capitalized and other terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement), pursuant to which Acquisiton will merge with and into the Company (the "Merger"); and

     WHEREAS, each of the Stockholders Beneficially Owns (as defined herein) the number of shares, par value $.01 per share, of Common Stock of the Company (the "Shares" or "Company Common Stock") set forth opposite such Stockholder's name on Schedule I hereto;

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Access has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

     1. Provisions Concerning Company Common Stock. Each Stockholder hereby agrees with Access that, during the period commencing on the date hereof and continuing until the first to occur of the Closing Date and termination of the Merger Agreement in accordance with its terms, at any meeting of the Company's stockholders, however called, or in connection with any written consent of the Company's stockholders, such Stockholder shall vote (or, in the case of joint ownership, use all reasonable efforts to cause to be voted) the Shares Beneficially Owned (as defined below) by such Stockholder, whether heretofore owned or hereafter acquired: (i) in favor of approval of the Merger Agreement and any actions required in furtherance thereof and hereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement (after giving effect to any materiality or similar qualifications contained therein); and (iii) except as otherwise agreed to in writing in advance by Access, against: (x) any takeover proposal (other than the Merger and the transactions contemplated by the Merger Agreement), or
(y) any changes in a majority of the persons who constitute the board of directors of the Company. Such Stockholder shall not enter into any agreement or understanding with any person the effect of which would be inconsistent or violative of the provisions and agreements contained in Section 1 or 2 hereof. For purposes of this Agreement, "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean a person's having direct ownership of and the right to vote such securities in his or her individual capacity.

     2. Other Covenants, Representations and Warranties. Each Stockholder hereby represents and warrants to Access as follows:

     (a) Ownership of Shares. Such Stockholder is the record and Beneficial Owner of the number of Shares set forth opposite such Stockholder's name on
Schedule I hereto. On the date hereof, the Shares set forth opposite such Stockholder's name on Schedule I hereto constitute all of the Shares Beneficially Owned by such Stockholder. Such Stockholder has voting power with respect to the matters set forth in Section 1 hereof with respect to all of the Shares set forth opposite such Stockholder's name on Schedule I hereto, with no limitations, qualifications or restrictions on such voting rights.

     (b) Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. To such Stockholder's knowledge, the execution, delivery and performance of this Agreement by such Stockholder will not violate any law, regulation or court order or any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholder agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

     (c) Restriction on Transfer, Proxies and Non-Interference. Such Stockholder shall not, directly or indirectly: (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares or any interest therein; or (ii) grant any proxies or powers of attorney, deposit any Shares into a voting trust or enter into a voting agreement with respect to any Shares; provided, however, that, notwithstanding clause (i) of this sentence, (x) such Stockholder shall be permitted to transfer any of such Stockholder's Shares to a trust or similar entity for estate planning purposes so long as such Stockholder retains, or another Stockholder acquires, (1) sole power to vote such Shares (and votes such Shares in accordance with this Agreement) and (2) investment power over such shares (and causes such trust or similar entity to retain such Shares until the termination of this Agreement); (y) such Stockholder shall be permitted to make one or more gifts or charitable donations of such Shares up to such number of Shares as represents no more than 10% of the voting power represented by the aggregate number of such Stockholder's Shares on the date hereof; and (z) such Stockholder may pledge or margin any of such Stockholder's Shares so long as such Stockholder retains sole power to vote such Shares (and votes in accordance with this Agreement) for the term of this Agreement (provided that such pledge or margin transaction shall be made only to or with a financial institution extending credit to such Stockholder in the ordinary course of such financial institution's business and unrelated to any transaction or transactions involving an attempt to acquire control of the Company).

     (d) Other Potential Acquirors. To the extent not in violation of such Stockholder's fiduciary duties as a director, officer or a consultant of the Company such Stockholder: (i) shall immediately cease any existing discussions or negotiations, if any, with any parties conducted heretofore with respect to any acquisition of all or any material portion of the assets of, or any equity interest in, or merger with, the Company or its subsidiaries or any business combination with the Company or its subsidiaries, in his, her or its capacity as a Stockholder, and (ii) from and after the date hereof until termination of the Merger Agreement, shall not, in such capacity as a Stockholder, directly or indirectly, initiate, solicit or knowingly encourage (including, without limitation, by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries or the making of any takeover proposal.

     (e) Reliance by Access. Such Stockholder understands and acknowledges that Access is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

     3. Stop Transfer. Each Stockholder agrees with, and covenants to, Access that such Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholders' Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

     4. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares shall terminate upon the earlier of: (a) the termination of the Merger Agreement in accordance with its terms and (b) the Closing Date.

     5. Stockholder Capacity. No person executing this Agreement who is or becomes during the term hereof a director of the Company or trustee of a trust makes any agreement or understanding herein in his or her capacity as such director or trustee. Each Stockholder signs solely in his or her capacity as the Beneficial Owner of such Stockholder's Shares.

     6. Miscellaneous.

          (a) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

          (b) Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and shall be binding upon any person to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.

          (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other party.

          (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any one or more Stockholders, except upon the execution and delivery of a written agreement executed by the relevant parties hereto; provided, however, that Schedule I hereto may be supplemented by Access and one or more stockholders of the Company by adding the name and other relevant information concerning any stockholder of the Company who agrees to be bound by the terms of this Agreement without the agreement of any other party hereto, and thereafter such added stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

          (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if so given) by hand delivery, telegram, telex or telecopy, or by mail (registered or certified mail, postage prepaid, return receipt requested) or by any courier service, such as Federal Express, providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:


If to any Stockholder:       At the address set forth on Schedule I hereto

with a copy to:              Shereff, Friedman, Hoffman & Goodman, L.L.P.
                             919 Third Avenue
                             New York, NY   10038
                             Attention:  Richard A. Goldberg, Esq.
                             Facsimile:  (212) 758-9526
                             Telephone:  (212) 758-9500

and

If to Access:

                             Access Solutions International, Inc.
                             650 Ten Rod Road
                             North Kingstown, RI   02852
                             Telephone:  (401) 295-2691
                             Facsimile:  (401) 295-1851
                             Attention:  Robert H. Stone, President
                                            and Chief Executive Officer

with a copy to:              Edwards & Angell
                             2700 Hospital Trust Tower
                             Providence, RI   02903
                             Telephone:  (401) 274-9200
                             Facsimile:    (401) 276-6611
                             Attention:  John E. Ottaviani, Esq.

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the matter set forth above.

          (f) Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          (h) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (i) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

          (j) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, Access and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                            ACCESS SOLUTIONS INTERNATIONAL, INC.



                                            By: /s/Robert H. Stone
                                                --------------------------------
                                                Robert H. Stone, President and
                                                Chief Executive Officer

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                       SCHEDULE I TO STOCKHOLDER AGREEMENT


Name and Address                              No. of Shares Beneficially Owned